Exhibit 4.02

2142-06

Reference

SHIRE PLC
ORDINARY SHARES OF 5p EACH

We have pleasure in forwarding the attached certificate.

ORDINARY SHARES

CERTIFICATE No.	ACCOUNT No.	TRANSFER No.	DATE	ORDINARY SHARES

OF 5p EACH

SHIRE PLC
INCORPORATED IN ENGLAND AND WALES UNDER THE COMPANIES ACT 1985 REGISTERED NO. 5492592

This is to Certify that the undermentioned is/are the Registered Holder(s) of Ordinary Shares of five pence each, fully paid, in SHIRE PLC, subject to the Memorandum and Articles of Association of the Company.

NAME(S) OF HOLDER(S)
Given under the Securities Seal of the Company

NUMBER OF ORDINARY SHARES

This certificate should be kept in a safe place. It will be needed when you sell or transfer the shares.
The registrar’s address is: Lloyds TSB Registrars, The Causeway, Worthing, West Sussex BN99 6DA
and the relevant reference for correspondence is No. 2142.
There is now a range of shareholder information on line. You can check your holding and find practical help on transferring shares or updating your details at www.shareview.co.uk

Change of Address/Amended Details

If your address is not shown correctly on the attached certificate, or if you change your address, please let us know by filling in the form below to show the correct details, sign it and return it to our Registrars at: Lloyds TSB Registrars, The Causeway, Worthing, West Sussex BN99 6DA. Please do not return the share certificate. In the case of a joint shareholding only the first named joint holder need sign.

Please use BLOCK CAPITALS

Full Name(s)
Old Address
Postcode
New Address
Postcode
Signature(s)
Date